Exhibit 99.1

Moatable Announces Delisting Proceedings of the ADS by NYSE

Phoenix, Arizona, April 4, 2024 — Moatable, Inc. (NYSE: MTBL) (“Moatable” or the “Company”), which operates two US-based SaaS businesses, Lofty Inc.© and Trucker Path Inc.©, today announced that it has received a notice letter from the New York Stock Exchange (the “NYSE”, or the “Exchange”) that the staff of NYSE Regulation has determined to commence proceedings to delist the American depositary shares (“ADSs”), each representing 45 Class A ordinary shares of the Company — ticker symbol MTBL — from the NYSE. Trading in the Company’s ADSs will be suspended immediately.

The NYSE Regulation reached its decision to delist the Company’s ADSs pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million.

Under NYSE delisting procedures, the Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange within ten business days after receiving the delisting notice. The NYSE will apply to the Securities and Exchange Commission to delist the ADSs upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

The Company’s ADSs will open on the OTC Markets’ Pink market on April 4, 2024. In the meantime, the Company is evaluating alternatives, including applying for the OTCQB or OTCQX marketplaces.

About Moatable Inc.

Moatable, Inc. (NYSE: MTBL) operates several US-based SaaS businesses including Lofty and Trucker Path. Moatable’s American depositary shares, each of which currently represents forty-five Class A ordinary shares, trade on NYSE under the symbol “MTBL”.

Forward-Looking Statements

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Statements that are not historical facts, including statements about Moatable’s beliefs and expectations, including statements on making investments and operating businesses that generate long-term returns for investors, and expectations for future growth and innovation are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: Moatable’s goals and strategies; Moatable’s future business development, financial condition and results of operations; Moatable’s expectations regarding demand for and market acceptance of its services; Moatable’s plans to enhance user experience, infrastructure and service offerings. Further information regarding these and other risks is included in our annual report on Form 10-K for the year ended December 31, 2022 and other documents filed with the SEC. All information provided in this press release is as of the date of this press release, and Moatable does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For more information, please contact:

Investor Relations Department

Moatable, Inc.

Email: ir@moatable.com